Exhibit 10.3 - Calaway Consulting Agreement


                                SAVAGE MOJO, INC.
                                17324 Whirley Rd.
                                 Lutz, FL 33556

                           --------------------------


June 1, 2002



Mr. James Calaway
1023 Heritage Drive
Carbondale, CO  91623

Dear Mr. Calaway:

Per our conversations, this letter of agreement is to outline the terms of financial consulting services that you will perform on behalf to Savage Mojo, Inc.

You will provide financial consulting services, at the direction of the board, for the amount of $667.00 each month until the company has received an aggregate of $2.5 million of funding.

If this confirms our understanding, please indicate your agreement by signing below and returning a copy to me.

Sincerely,

SAVAGE MOJO, INC.

/s/ Philip M. Cohen
-------------------
Philip M. Cohen
President

ACKNOWLEDGED & AGREED TO:


/s/ James Calaway
-------------------------
James Calaway